Exhibit 99.1

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates Receives Nasdaq Letter

Monett, MO, February 18, 2015 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced that, as anticipated, it has received a letter from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company of its noncompliance with NASDAQ Listing Rule 5250(c)(1) as a result of the Company’s filing of a Notification of Late Filing on Form 12b-25 on February 9, 2015. In the Form 12b-25, the Company indicated that the filing of its Quarterly Report on Form 10-Q for the three months ended December 31, 2014 (the “Form 10-Q”) will be delayed until after the completion of a re-evaluation of the Company's accounting for revenue recognition policies for certain of the Company's Software License Maintenance and Service Agreements in 2014.
The NASDAQ letter notes that the Company is required to submit a plan to regain compliance with NASDAQ’s filing requirements for continued listing within 60 calendar days of the date of the NASDAQ notification letter. Upon acceptance of the Company’s compliance plan, NASDAQ is permitted to grant an extension of up to 180 days from the Form 10-Q’s filing due date for the Company to regain compliance with NASDAQ’s filing requirements for continued listing.
The Company’s management and its independent registered accounting firm, Deloitte and Touche LLP ("Deloitte"), continue to work diligently to complete the re-evaluation, and the Company intends to regain compliance with the NASDAQ’s filing requirements.
The Company expects to file its Quarterly Report on Form 10-Q for the three months ended December 31, 2014 as soon as practicable. The Company presently expects that the filing will be delayed for a period of up to four weeks from the filing deadline. The Company does not expect any material changes to the financial results disclosed in the Company's earnings release dated February 3, 2014.

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve almost 11,300 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.